Exhibit 99.1
FOR IMMEDIATE RELEASE
COREPOINT LODGING REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

IRVING, Texas – March 11, 2021- CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper-midscale segments, today reported operational and financial results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter 2020 and Subsequent Highlights

•Net loss of $(42) million, or $(0.74) loss per fully diluted share
•Comparable RevPAR of $32.03, a decrease of 43.2% from the same period in 2019 with 339 basis points of RevPAR Index market share gain
•Adjusted EBITDAre of $(5) million
•Adjusted FFO attributable to common stockholders of $(14) million, or $(0.25) per fully diluted share
•All of the Company’s hotels are currently open and operational
•Sold 11 non-core hotels for a combined gross sales price of approximately $48 million during the quarter, resulting in a total of 61 non-core hotels sold during 2020 for a combined gross sales price of $274 million
•The Company repaid $57 million in total debt during the quarter, resulting in a total of $221 million repaid during 2020
•Subsequent to year end, sold 8 non-core hotels for a gross sales price of approximately $38 million, resulting in a total of 113 non-core hotels sold since March 2019 for a combined gross sales price of approximately $489 million
•Subsequent to year end, the Company amended its Revolving Credit Facility to extend the maturity date to May 2022; repaid $38 million in total debt, including $5 million of revolver debt
•An additional 31 hotels are under contract with qualified buyers, expected to generate approximately $185 million of gross proceeds, and expected to close by the end of the third quarter of 2021, subject to market and other conditions

“Our portfolio of select-service hotels continued to outperform the broader lodging market. We were also able to achieve property level breakeven for the fourth quarter, which includes the seasonally low demand periods in November and December,” noted Keith Cline, President and Chief Executive Officer of CorePoint. “Our focus is on the midscale segments, and the positioning of our hotels is mostly in suburban, drive-to destination, and interstate-adjacent locations, which have outperformed urban markets in recent quarters. With the fourth quarter and the first quarter historically our slower non-peak seasons, we remain committed to highly focused cost containment initiatives.”
Mr. Cline added, “Our real estate strategy is creating value for our shareholders. During 2020, we closed on the sale of 61 hotels for gross proceeds of $274 million and have paid down $221 million of total debt. These sales have been completed at attractive valuations, including a 2019 revenue multiple of approximately 2.6 times and a 2019 hotel adjusted EBITDAre multiple of 21 times. Based on the hotels sold to date in 2021 and those under contract, we continue to have significant positive momentum in our non-core disposition strategy.”

Selected Statistical and Financial Data
(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net loss	$(42)	$(154)	72.7%	$(178)	$(212)	16.0%
Total revenues	$86	$170	(49.4%)	$411	$812	(49.4%)

Adjusted EBITDAre	$(5)	$19	(126.3%)	$5	$146	(96.6%)
Adjusted FFO attributable to common stockholders	$(14)	$10	(240.0%)	$(28)	$91	(130.8%)

Comparable Occupancy (1)	47.0%	63.4%	(1,640) bps	47.6%	67.9%	(2,030) bps
Comparable ADR (1)	$68.10	$88.91	(23.4%)	$76.25	$94.06	(18.9%)
Comparable RevPAR (1)	$32.03	$56.40	(43.2%)	$36.30	$63.87	(43.2%)
Comparable Hotel Adjusted EBITDAre margin (1)	—%	17.0%	(1,700) bps	6.9%	23.7%	(1,680) bps
____________________
(1)Comparable Hotels includes 202 hotels of the total 209 hotels owned as of December 31, 2020.
Fourth Quarter 2020 Financial and Operating Results

The Company reported net loss of $(42) million, or $(0.74) loss per fully diluted share, for the quarter ended December 31, 2020, compared to net loss of $(154) million, or $(2.73) loss per fully diluted share, for the quarter ended December 31, 2019. Decreases in year-over-year revenues were more than offset by lower operating expenses.
Comparable RevPAR for the fourth quarter of 2020 decreased 43.2% over the same period of 2019 with 339 basis points of RevPAR Index market share gains. The decline in comparable RevPAR was driven by a 23.4% decrease in comparable ADR and 1,640 bps decrease in comparable occupancy. The decline in occupancy was primarily driven by a significant reduction in hotel demand resulting from the impact of the COVID-19 pandemic. Top performing markets included Sacramento and San Diego, California, Tampa-St. Petersburg, Florida and Central Florida.
Adjusted EBITDAre for the fourth quarter of 2020 was $(5) million as compared to $19 million for the same period in 2019. The year-over-year decrease was primarily due to decreases in rooms revenue, including the impact of sold hotels and a reduction in room demand due to the COVID-19 pandemic.

Operations Update and Measures to Mitigate Impact of COVID-19
Due to the operational and financial impact from the COVID-19 pandemic and requirements from state and local government and public health authorities, CorePoint, along with its third-party manager, temporarily did not accept transient guests or most other reservations at 30 of the Company’s hotels, beginning in late March, 2020, in order to minimize ongoing operating expenses and conserve cash. By early August 2020, the Company had resumed operations at all of its locations.
Comparable occupancy by month during the fourth quarter of 2020 reflected the seasonal adjustment for the lower occupancy months of November and December. The Company’s hotels’ room demand continued to benefit from leisure travel, certain segments of corporate travel related to essential businesses and being located in drive-to destinations. The following table summarizes select operating statistics for the months of October, November, and December 2020:

	Comparable Occupancy	Comparable ADR	Comparable RevPAR
October 2020	51.8%	$70.61	$36.55
November 2020	45.3%	$66.78	$30.26
December 2020	44.0%	$66.47	$29.23
The Company continues to implement the following measures to control costs and preserve capital to mitigate the ongoing operational and financial impact from the COVID-19 pandemic:

•Reducing staffing levels, eliminating non-essential amenity offerings, minimizing spending at all hotels, and closing sections and/or floors at some hotels to maximize efficiencies.
•Deferring all non-essential capital investments and expenditures until such time as operations achieve pre-COVID-19 levels, with the exception of life safety and critical operational needs.
•Implementing cost containment measures with respect to all other corporate spending.

Dispositions
Since CorePoint announced its initial non-core disposition program of 78 hotels in March 2019, 71 of these hotels have been successfully sold for a combined gross sales price of approximately $283 million. The Company’s expanded non-core disposition program announced in March 2020 includes an additional phase two group of 132 hotels. Of the phase two hotels, 42 have been successfully sold for a combined gross sales price of approximately $206 million and an additional 31 phase two hotels are under contract with qualified buyers, expected to generate approximately $185 million in gross proceeds. There can be no assurance as to the timing of any future sales or whether such sales will be completed at all. The company is unable to forecast at this time the impact from the COVID-19 pandemic on the timing of or gross proceeds from asset sales.

Hotel Disposition Summary ($ in millions):

	Phase 1	Phase 2	Total
Total number of non-core hotels:	78	132	210

Full year 2019:
Number of hotels sold	43	1	44
Gross proceeds	$173	$4	$177
Portion of net proceeds used to repay debt	$111	$3	$114

Fourth quarter 2020:
Number of hotels sold	3	8	11
Gross proceeds	$11	$37	$48
Portion of net proceeds used to repay debt	$10	$32	$42

Full year 2020:
Number of hotels sold	26	35	61
Gross proceeds	$103	$171	$274
Portion of net proceeds used to repay debt	$64	$132	$196

First quarter 2021 (to date):
Number of hotels sold	2	6	8
Gross proceeds	$7	$31	$38
Portion of net proceeds used to repay debt	$6	$27	$33

Capital Investments
The Company invested approximately $6 million in capital improvements in the fourth quarter of 2020. Excluding hurricane restoration costs, the Company invested approximately $4 million in capital improvements during the quarter. As previously disclosed, CorePoint is currently deferring all non-essential capital investments and expenditures, with the exception of life safety or critical operational needs, resulting in an expected annual capital spend estimate of $15 million to $20 million, excluding any hurricane restoration costs which are predominantly covered by insurance proceeds.

Balance Sheet and Liquidity
As of December 31, 2020, the Company had total cash and cash equivalents of $143 million, excluding lender and other escrows of approximately $35 million.
As of December 31, 2020, the Company had total debt principal outstanding of $810 million, which consisted of the following:
(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)(2)	L + 2.82%	June 2025	$725
Revolving Credit Facility (3)	L + 5.00%	May 2021	85
Total			$810
____________________
(1)Maturity date assumes the exercise of all borrower extension options. The next maturity date is June 2021, with borrower options to extend the maturity date for four successive terms of one year each. In June 2020, the borrower extended the CMBS Facility to June 2021 under the first extension option. Amount shown represents gross principal balance outstanding.
(2) As noted in the Hotel Disposition Summary table above, the Company used approximately $33 million of net proceeds from its asset sales to reduce the CMBS principal balance outstanding to $692 million as of today.
(3) $85 million Revolving Credit Facility. In connection with the amendment of the Revolving Credit Facility, the maturity of the Revolving Credit Facility was extended to May 30, 2022. Subsequent to year ended December 31, 2020, the Company repaid an additional $5 million of its drawn amount to reduce the principal balance outstanding under the Revolving Credit Facility to $80 million as of today. The current interest rate is L+6.00%.

Subsequent to year end, the Company amended its Revolving Credit Facility to extend the maturity date to May 30, 2022. The loan amendment does not contain a total net leverage or interest coverage financial covenant through the extended maturity date. As part of the amendment process, the Company agreed to repay $20 million of the $85 million outstanding ($5 million upon execution of the loan amendment and then $5 million per month starting in June 2021 through August 2021) and comply with a minimum liquidity covenant of $85 million (subject to certain dollar-for-dollar reductions in respect of 100% of such monthly payments utilized to repay the Revolving Credit Facility, other than the required $5 million upfront repayment). In addition, should unrestricted cash exceed $100 million at the end of any month starting in September 2021, the Company agreed to repay an incremental $5 million per month (capped at a maximum of $10 million in total incremental repayments). Any such incremental repayments would reduce the minimum liquidity covenant (dollar-for-dollar reductions with respect of 50% of any amounts utilized to repay the Revolving Credit Facility). Additionally, the amendment also includes a 100-basis point per annum increase in interest rate spread, with continued restrictions on the Company’s ability to make common stock dividend payments (except to the extent required to maintain REIT status), make investments and to incur additional indebtedness above certain levels, subject to certain exceptions.

Dividends
As previously disclosed, the Company has currently suspended its common stock dividend, resulting in the preservation of approximately $11 million of cash per quarter, or approximately $45 million on an annualized basis. All future dividends will be at the sole discretion of CorePoint’s Board of Directors and will depend upon, among other things compliance with debt covenants and maintenance of our REIT qualification.

Wyndham Settlement Update
As part of the previously disclosed settlement agreement (the “Wyndham Settlement”), Wyndham agreed to provide enhanced revenue tools, systems and processes. The implementation was required under the Wyndham Settlement to be completed by no later than the end of 2020. We are currently engaged in ongoing discussions with Wyndham regarding the rollout and final acceptance of the revenue tool replacement.
Through the fourth quarter of 2020, CorePoint has received cash payments totaling approximately $34 million from Wyndham, including approximately $1 million received in the fourth quarter of 2020, in accordance with the terms of the settlement. CorePoint expects to receive the remaining approximately $3 million of settlement payments from Wyndham by no later than June 2021.
For more information regarding the settlement, see the Company’s Current Report on Form 8-K that was filed with the SEC on October 23, 2019.

Earnings Call and Webcast
The Company will host a quarterly conference call for investors and other interested parties later today beginning at 5:00 p.m. Eastern Time.
The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 4835839. Participants may also access the call by visiting our investor relations website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least 15 minutes prior to the scheduled start time. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 11, 2021 through 8:00 p.m. Eastern Time on March 18, 2021. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 4835839.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include, but are not limited to, statements related to the Company’s expectations regarding the impact of the ongoing COVID-19 pandemic and the impact of any measures taken to mitigate the impact of the pandemic, our expectations with respect to our non-core property disposition strategy and with respect to the Wyndham Settlement, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of the ongoing COVID-19 pandemic or other pandemics or outbreaks of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQ Management L.L.C. and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities, including our ability to contract with qualified buyers and the risk that purchasers may not have the access to capital or meet other requirements; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; and our substantial indebtedness, including restrictions imposed on our ability to access our cash. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as such factors may be updated or superseded from time to time in our periodic filings with the Securities and Exchange Commission. You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, and Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) for historical periods.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels. CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of La Quinta branded hotels. For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry
SVP - Finance and Investor Relations
214-501-5535
investorrelations@corepoint.com

CorePoint Lodging Inc.
Consolidated Balance Sheets (Unaudited)
($ in millions, except per share amounts)

	December 31, 2020	December 31, 2019
Assets:
Real estate
Land	$511	$604
Buildings and improvements	1,813	2,162
Furniture, fixtures, and other equipment	293	347
Gross operating real estate	2,617	3,113
Less accumulated depreciation	(1,083)	(1,216)
Net operating real estate	1,534	1,897
Construction in progress	5	14
Total real estate, net	1,539	1,911

Right of use assets	16	21
Cash and cash equivalents	143	101
Accounts receivable, net	13	33
Other assets	55	43
Total Assets	$1,766	$2,109

Liabilities and Equity:

Liabilities:
Debt, net	$810	$915
Mandatorily redeemable preferred shares	15	15
Accounts payable and accrued expenses	48	82
Dividends payable	—	11
Other liabilities	36	43
Deferred tax liabilities	—	6
Total Liabilities	909	1,072
Commitments and contingencies
Equity:
Common stock, $0.01 par value per share; 1.0 billion shares authorized; 58.0 million and 57.2 million shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in-capital	963	954
Retained earnings (accumulated deficit)	(109)	80
Noncontrolling interest	2	2
Total Equity	857	1,037
Total Liabilities and Equity	$1,766	$2,109

CorePoint Lodging Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Rooms	$83	$166	$401	$795
Other	3	4	10	17
Total Revenues	86	170	411	812
Operating Expenses:
Rooms	49	89	220	383
Other departmental and support	17	26	76	119
Property tax, insurance and other	14	18	59	73
Management and royalty fees	8	16	40	80
Corporate general and administrative	7	10	28	41
Depreciation and amortization	38	44	159	181
Impairment loss	—	141	54	141
Loss (gain) on casualty	2	3	(5)	(2)
Gain on sales of real estate	(12)	(16)	(71)	(32)
Total Operating Expenses	123	331	560	984
Operating Loss	(37)	(161)	(149)	(172)
Other Income (Expenses):
Interest expense	(8)	(16)	(43)	(69)
Other income, net	—	23	5	33
Total Other Expenses, net	(8)	7	(38)	(36)
Loss before income taxes	(45)	(154)	(187)	(208)
Income tax benefit (expense)	3	—	9	(4)
Net loss	$(42)	$(154)	$(178)	$(212)

Weighted average common shares outstanding - basic and diluted	56.7	56.4	56.6	57.1

Basic and diluted loss per share	$(0.74)	$(2.73)	$(3.14)	$(3.71)

RECONCILIATIONS

The tables below provide a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to net income (loss), and a reconciliation of FFO and Adjusted FFO to net income (loss). We believe this financial information provides meaningful supplemental information because it represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. We believe EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures. We calculate EBITDA excluding discontinued operations. EBITDA is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.
“EBITDAre.” We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines EBITDAre as EBITDA adjusted for gains or losses on the disposition of properties, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period.

“Adjusted EBITDAre.” Adjusted EBITDAre is calculated as EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition transaction expenses, stock-based compensation expense, severance expense, and other items not indicative of ongoing operating performance.

The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:
•do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;
•do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;
•although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and
•other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income (loss) presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of a hotel’s profitability. The Company presents Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Comparable Hotel Adjusted EBITDAre to total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (as defined below) as non-GAAP measures of our performance. We calculate funds from operations (“FFO”) attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do. We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses; severance expense; share-based compensation expense; litigation gains and losses outside the ordinary course of business; amortization of deferred financing costs; reorganization costs and separation transaction expenses; loss on early extinguishment of debt; straight-line ground lease expense; casualty losses; deferred tax expense; and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO. Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements. We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

ADJUSTED EBITDAre NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net loss	$(42)	$(154)	$(178)	$(212)
Interest expense	8	16	43	69
Income tax (benefit) expense	(3)	—	(9)	4
Depreciation and amortization	38	44	159	181
EBITDA	1	(94)	15	42
Impairment loss	—	141	54	141
Gain on sales of real estate	(12)	(16)	(71)	(32)
Loss (gain) on casualty	2	3	(5)	(2)
EBITDAre	(9)	34	(7)	149
Equity-based compensation expense	2	3	10	9
Severance expense	1	1	1	7
Spin-Off and reorganization expenses	—	—	—	4
Wyndham Settlement, net	—	(19)	—	(19)
Deposits forfeited from terminated sale contracts	—	—	(1)	—
Other, net	1	—	2	(4)
Adjusted EBITDAre	$(5)	$19	$5	$146

Additional information:

•Other, net represents income and expenses that are not representative of our current or future operating performance. For the three and twelve months ended December 31, 2020, other, net includes $0 million and $4 million of business interruption insurance proceeds, respectively. For the three and twelve months ended December 31, 2019, other, net includes business interruption insurance proceeds of $1 million and $11 million, respectively.
•For the three months ended December 31, 2020, we sold 11 properties for a gross sales price of approximately $48 million. The resulting gain was $12 million. For the twelve months ended December 31, 2020, we sold 61 properties for a gross sales price of approximately $274 million. The resulting gain was $71 million. For the three months ended December 31, 2019, we sold 20 hotels for gross proceeds of $83 million. The resulting gain was $16 million. For the twelve months ended December 31, 2019, we sold 44 hotels for gross proceeds of $177 million. The resulting gain was $32 million. The GAAP reported gain on sales for all periods, which are included in net loss, have been excluded in the calculations of EBITDAre and Adjusted EBITDAre.
•Severance expense includes related equity-based compensation expense and, in 2020, includes severance of hotel personnel.
•During the year ended December 31, 2019, we recorded $20 million in other income as part of the Wyndham Settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager in 2019. During the years ended December 31, 2020 and 2019, we collected $6 million and $11 million, respectively, related to the Wyndham Settlement. The Wyndham settlement amount shown above is net of associated legal costs. During 2019, the Company also collected $17 million as part of the Wyndham settlement related to final settlement of income tax matters, which was adjusted to retained earnings and is not reflected above.

HOTEL ADJUSTED EBITDA AND TOTAL REVENUES
NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Adjusted EBITDAre	$(5)	$19	$5	$146
Corporate general and administrative expenses (1)	5	5	17	20
Hotel Adjusted EBITDAre	—	24	22	166
Impact of non-comparable hotels(2)	—	—	3	(16)
Comparable Hotel Adjusted EBITDAre(3)	$—	$24	$25	$150

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Total Revenues	$86	$170	$411	$812
Impact of non-comparable hotels(2)	(6)	(29)	(48)	(178)
Comparable Hotel Revenues(3)	$80	$141	$363	$634
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(1)Reflects adjustments to exclude the effects of corporate general and administrative costs.
(2)Includes the impact of hotels sold and the 7 properties with casualty related displacements that are excluded from the Comparable Hotels.
(3)Comparable Hotels includes 202 hotels of the total 209 hotels owned as of December 31, 2020.

ADJUSTED FFO NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net loss	$(42)	$(154)	$(178)	$(212)
Depreciation and amortization	38	44	159	181
Impairment loss	—	141	54	141
Gain on sales of real estate	(12)	(16)	(71)	(32)
Loss (gain) on casualty	2	3	(5)	(2)
Nareit defined FFO attributable to common stockholders	(14)	18	(41)	76
Equity-based compensation expense	2	3	10	9
Non-cash income tax expense (benefit)	(4)	(1)	(6)	(1)
Amortization expense of deferred financing costs	—	4	7	15
Severance expense	1	1	1	7
Spin-Off and reorganization expenses	—	—	—	4
Wyndham Settlement, net	—	(19)	—	(19)
Deposits forfeited from terminated sale contracts	—	—	(1)	—
Other, net	1	—	2	(4)
Income tax effect of adjustments	—	4	—	4
Adjusted FFO attributable to common stockholders	$(14)	$10	$(28)	$91

Weighted average number of shares outstanding, diluted	56.7	57.3	56.6	58.1
Adjusted funds from operations per share, diluted	$(0.25)	$0.17	$(0.49)	$1.57
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Additional information:
•Other, net represents income and expenses that are not representative of our current or future operating performance. For the three and twelve months ended December 31, 2020, other, net includes $0 million and $4 million of business interruption insurance proceeds, respectively. For the three and twelve months ended December 31, 2019, other, net includes business interruption insurance proceeds of $1 million and $11 million, respectively.
•For the three months ended December 31, 2020, we sold 11 properties for a gross sales price of approximately $48 million. The resulting gain was $12 million. For the twelve months ended December 31, 2020, we sold 61 properties for a gross sales price of approximately $274 million. The resulting gain was $71 million. For the three months ended December 31, 2019, we sold 20 hotels for gross proceeds of $83 million. The resulting gain was $16 million. For the twelve months ended December 31, 2019, we sold 44 hotels for gross proceeds of $177 million. The resulting gain was $32 million. The GAAP reported gain on sales for all periods, which are included in net loss, have been excluded in the calculations of Nareit defined FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders.
•Severance expense includes related equity-based compensation expense and, in 2020, includes severance of hotel personnel.
•During the year ended December 31, 2019, we recorded $20 million in other income as part of the Wyndham Settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager in 2019. During the years ended December 31, 2020 and 2019, we collected $6 million and $11 million, respectively, related to the Wyndham Settlement. The Wyndham settlement amount shown above is net of associated legal costs. During 2019, Company also collected $17 million as part of the Wyndham settlement related to final settlement of income tax matters, which was adjusted to retained earnings and is not reflected above.
•Weighted average number of shares outstanding, diluted presented above may differ from weighted average number of shares outstanding, diluted presented for GAAP purposes when there is a net loss and all potentially dilutive securities are anti-dilutive. There are no dilutive securities for purposes of calculating net loss or negative FFO.

CERTAIN DEFINED TERMS
Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms rented in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.
“Occupancy” represents the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity, which may be affected from time to time by our repositioning, property casualties and other activities. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include bad debt expense or other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for us.
RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room and other revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as management and royalty fees, credit card fees and booking commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our hotels than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.
“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.
“Comparable Hotels” are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year. Comparable Hotels exclude: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that are sold or classified as held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses Comparable Hotels as the basis upon which to evaluate ADR, occupancy, and RevPAR. Management calculates comparable ADR, Occupancy, and RevPAR using the same set of Comparable Hotels as defined above. Further, we report variances in comparable ADR, occupancy, and RevPAR between periods for the set of Comparable Hotels existing at the reporting date versus the results of the same set of hotels in the prior period. When considering business interruption in the context of our definition of Comparable Hotels, any hotel that had completely or partially suspended reservations on a temporary basis at any point during the three and twelve months ended December 31, 2020 as a result of the COVID-19 pandemic, was considered to be part of the definition of Comparable Hotels. Despite these temporary suspensions of hotel reservations, we believe that including these hotels within ADR, Occupancy and RevPAR, reflects the underlying results of our business for the three and twelve months ended December 31, 2020.

HOTEL COUNT RECONCILIATION

Hotel Count
As of December 31, 2018	315
Hotels sold	(44)
As of December 31, 2019	271
Hotels sold	(23)
As of March 31, 2020	248
Hotels sold	(7)
Other (1)	(1)
As of June 30, 2020	240
Hotels sold	(20)
As of September 30, 2020	220
Hotels sold (2)	(11)
As of December 31, 2020 (3)	209
Hotels sold subsequent to year end (4)	(8)
As of March 11, 2021	201

Total hotels sold	113
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(1) In the second quarter of 2020, the Company permanently disposed of one hotel, 140 rooms, that was subject to a ground lease
(2) The Company sold 11 hotels in the fourth quarter of 2020, totaling 1,273 rooms. Of these properties sold, one was located in each of the following locations: Reno, Nevada; Stevens Point, Wisconsin; Bakersfield, California; Oklahoma City, Oklahoma; Wichita Falls, Texas; Las Cruces, New Mexico; Baton Rouge, Louisiana; Kansas City, Missouri; Columbia, Missouri; El Paso, Texas; and Baltimore, Maryland
(3) Includes the 7 properties with casualty related displacements that are excluded from the Comparable Hotels as of December 31, 2020
(4) From December 31, 2020 through today, the Company sold 8 hotels, totaling 988 rooms. Of these properties sold, one was located in each of the following locations: Fort Worth, Texas; San Angelo, Texas; Kingsport, Tennessee; Merrillville, Indiana; Lakeland, Florida; Lufkin, Texas; Colorado
Springs, Colorado; and Pensacola, Florida